UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2011 (August 31, 2011)

NGL ENERGY PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-35172	27-3427920
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6120 South Yale Avenue
Suite 805
Tulsa, Oklahoma 74136

(Address of principal executive offices) (Zip Code)

(918) 481-1119

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 31, 2011, NGL Energy Partners LP (the “Partnership”) announced it had entered into a definitive agreement whereby SemStream, L.P., the natural gas liquids division of SemGroup Corporation, will contribute substantially all of its assets to the Partnership.  Descriptions of the transactions and the related agreements are set forth below.

SemStream Transaction

On August 31, 2011, the Partnership entered into a Contribution Agreement (the “SemStream Contribution Agreement”) with SemStream, L.P. (“SemStream”) pursuant to which SemStream will contribute substantially all of its assets to a subsidiary of the Partnership in exchange for 7,500,000 Common Units and an additional 203,906 Common Units (the “Variable Units”); provided, in the event the closing does not occur on or prior to October 1, 2011, the aggregate number of such additional Common Units issuable to SemStream will be reduced by 21,875 for each full month thereafter until the closing has occurred (but shall not be reduced to less than a total of 138,281 Common Units).   In addition, the purchase price is subject to a working capital adjustment pursuant to which the Partnership may issue up to an additional 1,250,000 Common Units and may make a cash payment not to exceed $100,000,000.  The assets of SemStream’s wholly-owned subsidiary, SemStream Arizona Propane, LLC, are excluded from the transaction.

As part of the transaction, SemStream will agree to waive ordinary course cash distributions from the Partnership on 3,750,000 Common Units and the Variable Units until August 30, 2012.

In addition, in exchange for a cash contribution, SemStream will acquire a 7.5% interest in our General Partner. In connection with the SemStream Contribution Agreement, the limited liability company agreement of the General Partner will be amended to provide SemStream with the right to appoint two directors to the board of directors of the General Partner.

Closing of the Transactions

The transaction is expected to close in the fourth quarter of 2011.  It is subject to the satisfaction of customary conditions to closing, including the performance of material covenants, accuracy of representations and warranties and obtaining material consents and approvals (including approval under the Hart-Scott-Rodino Antitrust Improvements Act).

Upon consummation of the transaction and based on the number of common units and subordinated units of the Partnership which are currently outstanding, SemStream will hold an approximate 37.7% limited partner interest in the Partnership.  In the event the previously disclosed Osterman transaction is consummated in accordance with its terms, SemStream’s ownership percentage would be approximately 32.3%.  SemStream will also own 7.5% of the membership interests in our General Partner.  The SemStream Contribution Agreement provides for the execution of a Registration Rights Agreement related to registration of the Common Units issued pursuant to the transaction.

The SemStream Contribution Agreement contains representations, warranties and other provisions that were made or agreed to, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them and are qualified by the related schedules.  Accordingly, the agreements should not be relied upon as constituting a description of the state of affairs of any of the parties thereto or their affiliates at the time it was entered into or otherwise.

Item 7.01.  Regulation FD Disclosure.

On August 31, 2011, the Partnership issued a press release announcing the SemStream transaction.  A copy of the press release is furnished as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	NGL Energy Partners LP press release dated August 31, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NGL ENERGY PARTNERS LP

	By:	NGL Energy Holdings LLC,
its general partner

Date: September 1, 2011		By:	/s/ Craig S. Jones
Craig S. Jones
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	NGL Energy Partners LP press release dated August 31, 2011